Exhibit 99.01

Blue Coat Completes Acquisition of Packeteer

Acquisition advances market leadership and enriches technology portfolio

SUNNYVALE, Calif., June 9, 2008 - Blue Coat Systems, Inc. (Nasdaq: BCSI), the leader in Wide Area Network (WAN) Application Delivery and Secure Web Gateway, today announced that it has completed the acquisition of Packeteer, Inc., an industry pioneer in delivering sophisticated WAN traffic prioritization technologies, including application classification and performance management.

The acquisition of Packeteer extends Blue Coat’s market leadership and enables it to provide an even more comprehensive WAN Application Delivery solution to a large and loyal customer base. Blue Coat will now have an additional 10,000 customers worldwide, as well as 50 additional sales teams and over 1,400 new channel partners. The acquisition also adds the highly regarded PacketShaper® product and technologies to the Blue Coat product portfolio. This product offers industry leading application classification and traffic shaping capabilities enabling users to have greater visibility and control of network traffic. By combining PacketShaper functionality with its award winning ProxySG® appliance, Blue Coat will provide customers with the ability to see traffic on their networks and pro-actively accelerate, prioritize, limit or block it.

“Through our aggressive and differentiated approach to WAN optimization, we have been able to rise quickly to the top of that market,” said Brian NeSmith, president and chief executive officer, Blue Coat Systems. “Acquiring Packeteer provides us important short and long term benefits that advance our market leadership. We should achieve near term enhancement of our sales and marketing efforts, through Packeteer’s experienced sales force and reseller channel, and through selling the popular PacketShaper product, which complements our existing product line. More important, with this acquisition of Packeteer’s business, people and innovative technologies, we take a major step towards achieving our long-term vision of offering a comprehensive, new layer of network intelligence that enables visibility and control far beyond that available from today’s connection oriented network.”

NeSmith added, “The unique combination of our ProxySG appliance, that can see what the user sees, with the PacketShaper technologies, that can understand what applications are traversing the network, will enable IT to assure application delivery and end user productivity in a way that no other product can. This is a compelling value proposition that we believe channel partners will want to sell, and customers will demand.”

Upon the closing of the merger, all remaining outstanding Packeteer shares, other than those held by stockholders who properly perfect appraisal rights, were converted into the right to receive $7.10 per share in cash. As a result of the merger, Packeteer has become a wholly-owned subsidiary of Blue Coat.

About Blue Coat Systems

Blue Coat secures Web communications and accelerates business applications across the distributed enterprise. Blue Coat’s family of appliances and client-based solutions – deployed in branch offices, Internet gateways, end points, and data centers – provide intelligent points of policy-based control enabling IT organizations to optimize security and accelerate performance between users and applications. Blue Coat has installed more than 40,000 appliances worldwide. Blue Coat is headquartered in Sunnyvale, California, and can be reached at (408) 220-2200 or www.bluecoat.com.

# # #

FORWARD LOOKING STATEMENTS: This document contains certain forward-looking statements about the combination of Blue Coat Systems, Inc. and Packeteer, Inc. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including the expected benefits and costs of the transaction; management plans relating to the transaction; the anticipated timing of filings and approvals relating to the acquisition; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions, including those conditions related to antitrust regulations; any projections of earnings, revenues, synergies, accretion, margins or other financial items; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; risks related to the timing or ultimate completion of the transaction; that, prior to the completion of the transaction, the party’s respective businesses may not perform as expected due to uncertainty; that the parties are unable to successfully implement integration strategies; and other risks that are described from time to time in the Securities and Exchange Commission reports filed by Blue Coat, including but not limited to the risks described in Blue Coat’s Annual Report on Form 10-K for the year ended April 30, 2007, and Quarterly Report on Form 10-Q for the quarter ended January 31, 2008. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Blue Coat. Blue Coat assumes no obligation and does not intend to update these forward-looking statements except as required by applicable law.

Media Contacts:	Investor Contact:

Melissa Chadwick	Daniel Levy
Merritt Group for
Blue Coat Systems	Blue Coat Systems
chadwick@merrittgrp.com	daniel.levy@bluecoat.com
703-390-1539	408-220-2318